Exhibit 99.1

CommerceHub Announces Management Changes

Mark Greenquist has notified the company of his resignation as Chief Financial Officer and Treasurer

Michael Trimarchi, CommerceHub’s current Chief Commercial Officer and former Chief Accounting Officer, has been named new CFO and Treasurer

ALBANY, NY, December 18, 2017 — CommerceHub, Inc. (NASDAQ: CHUBA, CHUBK) (“CommerceHub,” “we,” “us,” “our” or the “Company”), a leading distributed commerce network for retailers and brands, today announced that Mark Greenquist has notified the Company of his decision to resign from his position as the Company’s Chief Financial Officer and Treasurer, effective December 14, 2017, due to personal reasons unrelated to CommerceHub. Mr. Greenquist will remain with the company in a non-officer advisory capacity through the end of the company’s fiscal year to assist with the transition.

“I want to thank Mark for his service to CommerceHub,” said Frank Poore, CommerceHub’s Founder and Chief Executive Officer. “During his tenure, Mark has added significant value to the company, highlighted by his leadership through our spin-off from Liberty Interactive and the build-out of our public company infrastructure.” He continued, “CommerceHub is in a better position because of his leadership, and I’m comforted that he’s leaving a dedicated and experienced financial organization in place.”

“I’ve greatly enjoyed my time at CommerceHub,” said Mr. Greenquist, “and I want to thank Frank for his leadership and the confidence he placed in me to build and lead the finance organization through our transition from private to public company. I’m proud of our achievements and think the company is in a strong position to deliver significant value to shareholders.”

Michael Trimarchi, the Company’s current Chief Commercial Officer and former Chief Accounting Officer, has been named Chief Financial Officer and Treasurer, effective December 14, 2017. He will continue to serve as Chief Commercial Officer.

“We’re fortunate to have someone of Mike’s caliber already on the team and able to step into the role of CFO,” said Mr. Poore. “Mike has the full confidence of our board and executive team. He’s a singular leader who has already had a tremendous impact on the company, first as Chief Accounting Officer, and most recently as Chief Commercial Officer, where he has focused on better aligning our go-to-market efforts with our product roadmap and account management teams.”

Mr. Trimarchi is a Certified Public Accountant and held multiple executive finance roles at AngioDynamics, Inc. and Vistaprint N.V. (now Cimpress N.V.), prior to joining CommerceHub in May of 2016.

About CommerceHub:

CommerceHub is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub helped over 10,000 retailers, brands, and distributors achieve an estimated $13+ billion in Gross Merchandise Value in 2016.

CommerceHub Investor Relations Contact
Sara Leggat
investor@commercehub.com